Exhibit 10.18
THE WARNACO GROUP, INC.
DEFERRED COMPENSATION PLAN
ARTICLE 1
ESTABLISHMENT AND PURPOSE
1.1	Establishment. The Warnaco Group, Inc. (the “Company”) adopted this deferred compensation plan, known as “The Warnaco Group, Inc. Deferred Compensation Plan” (the “Plan”), effective as of May 1, 2005. The Plan is amended and restated effective as of January 1, 2009.

1.2	Purpose. The Plan is intended to provide certain key Company employees the opportunity to build wealth by deferring compensation on a pre-tax basis and to help the Company reward and retain these employees. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”).
ARTICLE 2
DEFINITIONS
As used in the Plan, the following words and phrases have the meanings given them in this Article 2, unless a different meaning is plainly required by the context. Some of the words and phrases used in the Plan are not defined in this Article 2, but, for convenience, are defined as they are introduced into the text.
2.1	“Administrative Committee” means the committee designated to oversee the operation and administration of the Plan pursuant to Article 9 hereof.

2.2	“Base Pay” means a Participant’s annual base salary in effect at any given time.

2.3	“Beneficiary” means a person or entity designated by a Participant in accordance with Section 12.6 hereof, who upon the Participant’s death, shall be entitled to any balance remaining in the Participant’s Participant Contribution Account.

2.4	“Change in Control” means any transaction or series of transactions (whether related or not) involving the transfer of the beneficial ownership (as defined below) of shares of any class of the Company’s capital stock by any stockholders that results in any Person (as defined below) together with its Affiliates (as defined below) as a group, or any other group (as the term “group” is used in Section 12(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the 1934 Act)) beneficially owning (as defined below) capital stock of the Company possessing the voting power to elect one-half or more of the Company’s Board of Directors, or upon the occurrence of a “change in control event” within the meaning of Final Treasury Regulation § 1.409A-3(i)(5). For purposes of this Section 2.4, (a) “Affiliate” means (1) in the case of a natural Person, such person’s spouse, descendants (whether natural or adopted), parents, brothers, sisters and other relatives, and (2) in other cases, any Person controlling, controlled by or under common control with another Person; (b) “Beneficial ownership” and beneficially owning” shall have the meaning determined under Rule 13D-3 under the 1934 Act; and (c) “Person” means an individual, a partnership, a corporation, an association a joint stock company, a trust, an entity or any department, agency or political subdivision thereof.
2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6	“Compensation Committee” means the Compensation Committee of the Company’s Board of Directors.

2.7	“Disability” means any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve months and that (1) renders the Participant unable to engage in any substantial gainful activity or (2) is the reason the Participant is receiving income and replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. “Disability” also means any determination by the Social Security Administration that a Participant is totally disabled.

2.8	“Incentive Pay” means any cash payment to a Participant pursuant to an annual bonus or long-term incentive plan designated by the Administrative Committee. Incentive Pay shall not include any payment that relates to commissions or a grant of equity compensation, including (but not limited to) stock options, stock appreciation rights, and restricted stock.

2.9	“Participant Contribution Account” means the account established for each Participant to which contributions described in Section 4.1 hereof are credited.

2.10	“Participant” means any employee who contributes to the Plan pursuant to Article 4 hereof and any former employee who is eligible to receive a benefit under the Plan.

2.11	“Plan Year” means the twelve-month period (or such shorter period, if applicable) ending on December 31 of each year during which the Plan is in effect.

2.12	“Rabbi Trust” means the Grantor Trust between First American Trust FSB and The Warnaco Group, Inc. dated July 2, 2007, as amended from time to time, and any successor trust thereto.

2.13	“Retirement Date” means the date a Participant attains age fifty (50) and completes ten (10) years of service with the Company.

ARTICLE 3
ELIGIBILITY
3.1	Eligibility to Participate. Each U.S. employee of the Company and each of its wholly owned subsidiaries whose Base Pay equals or exceeds $180,000 and who is eligible to participate in The Warnaco Group, Inc. Incentive Compensation Plan, as in effect from time to time, or any successor plan, as a member of a select group of management or highly compensated employees, shall be eligible to participate in the Plan on the first day of the month following the date in which they would otherwise meet this eligibility criteria. The Compensation Committee may change eligibility requirements from time to time.

3.2	Participation. A Participant shall remain a Participant so long as he or she is entitled to receive benefits under the Plan.

3.3	Select Group of Employees. The Plan is intended to qualify as a plan maintained by the Company primarily to provide deferred compensation for a select group of management and highly compensated employees. If the Company determines, based on subsequent authority, or if an agency or court of competent jurisdiction determines that the Plan benefits any person other than a member of the select group of management and highly compensated employees, the participation of each employee who is determined not to be included in the group shall be terminated immediately and the employee shall cease to participate in the Plan. In the case of a determination by an agency or court, the employee’s participation shall terminate only after the period for appeal of the determination has elapsed.

3.4	Change of Employment Category. During any period in which a Participant remains in the employ of the Company, but ceases to meet the eligibility criteria set forth in Section 3.1 hereof, the Participant will not be permitted to change or cease any current election under Section 4.1 hereof, however, the Participant shall not be eligible to make contributions hereunder with respect to any future Plan Year during such period of ineligibility. Any existing Participant Contribution Account will continue to be administered in accordance with the Participant’s existing elections and the terms of the Plan.
ARTICLE 4
CONTRIBUTIONS
4.1	Deferral of Base Pay.
     (a) Annual Elections. Prior to January 1st of each calendar year, each eligible employee may make a written election to reduce his or her Base Pay for that calendar year by up to fifty percent (50%) and to have the amounts contributed to his or her Participant Contribution Account.

     (b) Initial Eligibility Elections. If an employee first becomes eligible to participate in the Plan during the middle of a calendar year, the Administrative Committee may in its sole discretion permit the Participant, within thirty (30) days after he or she first becomes eligible to participate in the Plan, to make an election to reduce his or her Base Pay for the months remaining in the calendar year by up to fifty percent (50%) and to have the amounts contributed to his or her Participant Contribution Account.
4.2	Deferral of Incentive Pay.
     (a) Performance Period Elections. Prior to January 1st of the first year in which an Incentive Pay performance period begins (whether based on an annual or multi-year performance period), each eligible employee may make a written election to reduce his or her Incentive Pay for such performance period by up to one hundred percent (100%) (but no less than one percent (1%) or such other minimum as established by the Administrative Committee) and to have the amounts contributed to his or her Participant Contribution Account. Notwithstanding the foregoing, in the event the Incentive Pay is considered to be “performance-based compensation” within the meaning of Final Treasury Regulation Section 1.409A-1(e), including (without limitation) the requirement that performance criteria be pre-established in writing no later than ninety (90) days after the commencement of the performance period, the Administrative Committee may in its sole discretion permit Participants to make an election on or before the date that is six (6) months before the end of the Incentive Pay performance period; provided that, in accordance with Final Treasury Regulation Section 1.409A-2(a)(8), the Participant performs services continuously to the Company from the later of the beginning of the performance period or the date the performance criteria are established through the election date and that the election to defer be made before such compensation has become readily ascertainable.
     (b) Initial Eligibility Elections. If an employee first becomes eligible to participate in the Plan during the middle of a performance period, the Administrative Committee may in its sole discretion permit the Participant, within thirty (30) days after he or she first becomes eligible to participate in the Plan, to make an election to reduce his or her Incentive Pay provided that any such election applies to no more than an amount equal to the total amount of Incentive Pay for the performance period, multiplied by a ratio: (i) the numerator of which is the number of days remaining in the performance period, and (ii) the denominator of which is the total number of days in the performance period. Any such amounts will be contributed to the Participant’s Participant Contribution Account.
4.3	Deferral Elections. The elections shall be made on paper forms or otherwise as provided by the Administrative Committee on or before the specified deadline. The election forms shall state the percentage in whole numbers by which the Participant desires to reduce his or her Base Pay and/or Incentive Pay. Amounts shall be withheld form the Participant’s Incentive Pay and/or ratably from the Participant’s Base Pay throughout the calendar year and credited to his or her Participant Contribution Account as of the last day of the payroll period in which withheld. A Participant’s election shall remain in force for subsequent calendar years and/or measurement periods unless and until the Participant makes a new election in accordance with this Article 4.
4.4	Additional Rules for Amounts Deferred. Anything to the contrary notwithstanding, if the amounts deferred would reduce a Participant’s Base Pay and/or Incentive Pay below amounts necessary to pay applicable employment, state, local or foreign taxes on his or her deferrals and/or to make any elective contributions under the Company’s tax-qualified 401(k) plan, the Administrative Committee may reduce the amounts deferred accordingly in order to satisfy such obligations. In addition, deferrals may only be cancelled in the Administrative Committee’s discretion and in compliance with Final Treasury Regulation Section 1.409A-3(j)(4), including (without limitation) following an “unforeseeable emergency” defined in Section 7.5 hereof, a hardship distribution under the Company’s tax-qualified 401(k) plan pursuant to Final Treasury Regulation Section 1.401(k)-1(d)(3) if required under such 401(k) plan, certain types of disability and/or to comply with ethics rules and applicable law.
ARTICLE 5
ACCOUNTS
5.1	Establishment of Accounts. The Administrative Committee shall establish a Participant Contribution Account for each Participant to which the contributions described in Sections 4.1 and 4.2 hereof will be credited. The Administrative Committee may establish sub-accounts for Participants, as it deems appropriate. The accounts and/or sub-accounts shall be adjusted to reflect distributions and any notional income, gains, and losses.

5.2	Investment Credits. The Administrative Committee shall offer Participants a choice of two or more hypothetical or notional investment options, in which their contributions will be deemed to be invested, and the Administrative Committee may add, eliminate, or modify the options from time to time. The Administrative Committee shall select such options from among those then available under the Company’s tax-qualified 401(k) plan. Participants’ accounts will be valued, and Participants may reallocate such accounts among hypothetical investment options in increments of one percent, on a daily basis. The investment return on hypothetical investment options shall be the same as the return on the underlying actual investment, net of fees and expenses.
ARTICLE 6
VESTING
6.1	Vesting. The amount credited to a Participant’s Participant Contribution Account shall be at all times and in all events one hundred percent (100%) vested.

ARTICLE 7
PAYMENT OF BENEFITS
7.1	Elections.
     (a) Participant Elections. Coincident with each election to defer under Article 4 hereof, a Participant shall elect a deferral period in whole years, which may not be shorter than five (5) years from the end of the Plan Year in which the compensation is deferred, and also shall elect the form of distribution for the deferrals. The Participant may choose to receive distributions in either a single lump sum (in the month following the month the payment becomes due) or approximately equal annual installments over a period of up to five (5) years (to commence in the month following the month the payment becomes due, and then annually thereafter as determined by the Administrative Committee), except as may be required by Section 7.6 hereof. Payment shall be made in accordance with the Participant’s elections, subject to this Article 7 (which shall govern in the event they conflict with a Participant’s elections). In the event a Participant fails to make a timely election with respect to the time or form of distribution, the default time and form of distribution shall be a single lump sum payable on the date that is five (5) years from the end of the Plan Year in which the compensation is deferred.
     (b) Re-deferral Elections. The Administrative Committee may permit a Participant to elect to delay a distribution or increase the number of annual installments (not to exceed five (5)) by notifying the Administrative Committee in writing at least twelve (12) months prior to the first scheduled distribution date. In such event, such election shall not take effect until at least twelve (12) months after the date on which the election is made and the Participant’s distribution shall be deferred for a period of at least five (5) years from the scheduled distribution date.
7.2	Retirement and Disability. A Participant who separates from service on or after his or her Retirement Date or who incurs a Disability shall receive the amount credited to his or her Participant Contribution Account on the first to occur of the distribution date set forth in the Participant’s existing election(s) or the fifth anniversary of the Participant’s separation from service or Disability.

7.3	Death. If a Participant separates from service on account of death, the Participant’s Beneficiary shall receive the amount credited to the Participant Contribution Account in a single lump sum in the month following the month which includes the date of death.

7.4	Other Separations. A Participant who separates from service under circumstances other than those described in Sections 7.2 or Section 7.3 hereof shall receive the amount credited to his or her Participant Contribution Account in a single lump sum in the month following the month which includes his or her separation date, except as may be required under Section 7.6 hereof.

7.5	Unforeseeable Emergencies. A Participant may request, in writing, to withdraw a lump sum amount from his or her Participant Contribution Account in the event of an unforeseeable emergency. The determination that an unforeseeable emergency exists shall be made by the Administrative Committee. For this purpose, “unforeseeable emergency” shall mean a severe financial hardship of the Participant resulting from:
(i)	an illness or accident of the Participant or the spouse or a dependent (within the meaning of Section 152(a) of the Code) of the Participant;

(ii)	the loss of the Participant’s property due to casualty; or

(iii)	other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
A distribution shall not be granted to a Participant to the extent that such emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidating the Participant’s assets, to the extent such liquidation of assets would not itself cause severe financial hardship. The amount of any distribution shall be limited to an amount reasonably necessary to satisfy the Participant’s financial need and pay the Participant’s tax liabilities resulting from the distribution.

7.6	Specified Employee. If, at the time of the Participant’s “separation from service” other than by reason of death, the Employee is deemed to be a “specified employee” (each as defined under Section 409A of the Code) of a public company, any payments of deferred compensation to which the Employee otherwise would have been entitled to under any provision of this Plan payable on account of a separation from service shall not be paid until six (6) months following the Employee’s separation from service, if and to the extent such delay in payment is required under Section 409A of the Code. In such event, any such payments scheduled to be paid during such six-month period will accumulate and be paid in a lump sum payment within ten (10) business days following the end of the required six-month period.

7.7	Cash Payment and Tax Matters. Plan benefits shall be paid in cash and, to the extent required by law, shall be subject to all applicable Federal, state, local and foreign income and employment taxes, withholdings and deductions. This Plan is intended to comply with Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, administered and operated accordingly.
ARTICLE 8
SOURCES OF PAYMENTS
8.1	Unfunded Plan. Except as set forth in Section 8.2 hereof, the Plan shall be unfunded. Neither the Participant not any other persons shall have any interest in any specific asset or assets of the Plan by reason of any Participant Contribution Account, nor any rights to receive distribution of the Participant Contribution Account except and as to the extent expressly provided hereunder. The Company shall not be required to purchase, hold or dispose of any investments pursuant to the Plan; provided, however, if in order to cover its obligations hereunder the Company elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Company, subject to the claims of its general creditors and no person other than the Company shall by virtue of the provision of this Plan have any interest in such assets other than as interest as a general creditor.

8.2	Rabbi Trust. Upon a Change in Control, and thereafter on such other periodic basis as may be required under the terms of the Rabbi Trust, the Company shall make contributions to the Rabbi Trust equal to the excess, if any, of the Plan’s aggregate benefit obligations over the value of the Rabbit Trust’s assets. The trustee of the Rabbi Trust, which shall be a bank or other independent financial institution, shall be authorized to invest the trust’s assets, subject to investment guidelines set by the Administrative Committee and to applicable law. Plan benefits may be paid directly from the Rabbi Trust. The Company may pay any expenses of the trustees in maintaining the Rabbi Trust, which, if not paid, the trustee may deduct from the assets of the Rabbi Trust. To the extent that benefits or Plan expenses are not paid from the Rabbi Trust, they shall be paid from the general assets of the Company. The Rabbi Trust shall be a grantor trust, the assets of which are subject to the claims of the Company’s creditors in the event of the Company’s insolvency. Except as to any amounts paid or payable to the Rabbi Trust, the Company shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy the obligations under this Plan. The Participant and/or his or her Beneficiaries shall not have any property interest in any specific assets of the Company or the Rabbi Trust other than the unsecured right to receive benefits under the Plan. No assets of the trust will be located, or subsequently transferred, outside the United States. Notwithstanding anything in the Plan to the contrary, in no event will the Company be required to make contributions to the Rabbi Trust in connection with “a change in the employer’s financial health” within the meaning of Section 409A(b)(2) of the Code.
ARTICLE 9
PLAN ADMINISTRATOR
9.1	Administrative Committee. An Administrative Committee comprised of employees chosen by the Compensation Committee shall serve as plan administrator. The Administrative Committee shall act by a majority of its members and such action may be taken either by vote at a meeting or in writing without a meeting. The Administrative Committee may appoint one or more delegate(s) to discharge any or all of its responsibilities under the Plan. The Administrative Committee and its delegate(s) shall have all of the discretionary authority, rights and duties which are necessary or appropriate for proper administration of the Plan. The decisions of the Administrative Committee, or its delegate(s), including but not limited to interpretations and determinations of amounts due under the Plan, shall be final and binding on all parties.

ARTICLE 10
NONALIENATION OF BENEFITS
10.1	Restrictions on Participants’ Interests. The interests of Participants and Beneficiaries under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt by a Participant, a Beneficiary, or any other person to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable under the Plan shall be void. The Company may cancel and refuse to any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated or encumbered. Additionally, Plan benefits are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, nor shall the Administrative Committee or the Company be required to comply with the terms of such order in connection with this Plan.
ARTICLE 11
AMENDMENT AND TERMINATION
11.1	Reservation of Rights. The Company, by action of its Compensation Committee or its authorized delegate, reserves the right to amend, alter or discontinue this Plan at any time, including (without limitation) the right to make retroactive amendments and to terminate the Plan. These actions may be taken by any officer of the Company who has been duly authorized by the Compensation Committee to perform acts of this kind. The deferral of Base Pay and Incentive Pay and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations. If the Compensation Committee determines that, as the result of the application of Section 409A of the Code, any Participant or the Company is likely to suffer tax consequences that are adverse to the tax consequences that the Compensation Committee intended at the time of adoption of the Plan, all affected deferral of Base Pay and Incentive Pay and the payment of cash shall be subject to such modification without the consent of the Participant as the Compensation Committee shall deem appropriate under the circumstances.
ARTICLE 12
GENERAL PROVISION
12.1	Facility of Payment. When a person entitled to a distribution under the Plan is under a legal disability, or, in the opinion of the Administrative Committee, is in any way incapacitated so as to be unable to manage his or her financial affairs, the Administrative Committee may direct that the distribution to which such person otherwise would be entitled shall be made to such person’s legal representative(s) or to a relative or friend of such person for such person’s benefit, or the Administrative Committee may direct the application of the distribution for the benefit of the person in a manner that the Administrative Committee considers advisable. Any payment made in good faith in accordance with provisions of this Section 12.1 shall be a complete discharge of any liability for making the payment under the provisions of the Plan.
12.2	Plan Not a Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employment of the Company.

12.3	Successors. The provisions of the Plan shall be binding upon the Company and its successors and assigns and upon every Participant and his or her heirs, Beneficiaries, estates and legal representatives.

12.4	Required Notification to Administrative Committee. Each Participant and Beneficiary entitled to benefits shall file with the Administrative Committee, in writing, his or her post office address and each change of post office address. Any benefit payment and any communication addressed to a Participant or Beneficiary at his or her last address filed with the Administrative Committee, or if no address has been filed, then at his or her last address in the Company’s records, shall be binding on such person for all purposes of the Plan, and neither the Administrative Committee nor the Company or other payer shall be obliged to search for or ascertain the location of any such person. If the Administrative Committee for any reason is in doubt as to the address of any Participant or Beneficiary or as to whether benefit payments are being received, it shall, by registered mail addressed to the person concerned at his or her address last known to the Administrative Committee, notify the person that:
(i)	all future payments from the Plan shall be withheld until he or she provides the Administrative Committee with evidence of his or her continued life and proper mailing address; and

(ii)	his or her right to payments from the Plan shall, at the option of the Administrative Committee, be canceled if, at the expiration of five years from the date of mailing, he or she has not provided the Administrative Committee with evidence of his or her continued life and proper mailing address.
12.5	Required Information to Plan Administrator. Each Participant shall furnish to the Administrative Committee information it considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any benefit payments are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Administrative Committee may request.

12.6	Designation of a Beneficiary. Each Participant shall specifically designate, by name, on forms provided by the Administrative Committee, the Beneficiary (ies) who shall receive any benefits which might be payable after his or her death. The designation may be made at any time satisfactory to the Administrative Committee. A designation of a Beneficiary may be changed or revoked without the consent of the Beneficiary in the manner provided by the Administrative Committee, and the Administrative Committee shall have not duty to notify any Beneficiary of any change in the designation which might affect such person’s present or future rights under the Plan. If the designated Beneficiary does not survive the Participant, all amounts which would have been paid to the deceased Beneficiary shall be paid to the Participant’s estate. Any payment under the Plan which may be made to a Beneficiary after the death of a Participant shall be made only to the person(s) or trust(s) designated pursuant to this Section 12.6 by the Participant.

12.7	Claims Procedure. Any claim for benefits must initially be submitted in writing to the Administrative Committee, 470 Wheelers Farms Road, Milford, CT 06460. The Administrative Committee shall have complete discretion as to whether a claim shall be allowed or denied. The Administrative Committee’s decision in this regard shall be final. The Administrative Committee and/or other decision-makers shall not be liable to any person for any action taken under this Section 12.7, except those actions undertaken with lack of good faith.
     (a) Initial Claim. In the event of a denial or limitation of any benefit or payment due to a claimant, the claimant shall be given a written notification containing specific reasons for the denial or limitation of his benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of his benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the step to be taken if the claimant wishes to submit his claim for review. This written notification shall be given to a claimant within ninety (90) days after receipt of his claim by the Administrative Committee (forty-five (45) days in the event of a claim based upon Disability) unless special circumstances required an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of said ninety (90) day period (forty-five (45) day period in the event of a claim based upon Disability), and such notice shall indicate the special circumstances which make the postponement appropriate. In the event of a denial or limitation of his or her benefit, the claimant or his duly authorized representative shall be permitted to review pertinent documents and to submit to the Administrative Committee issues and comments in writing.
     (b) Appeal. In addition, the claimant or his or her duly authorized representatives may make a written request for a full and fair review of his claim and its denial by the Administrative Committee; provided that such written request is received by the Administrative Committee (or its delegate to receive such request) within sixty (60) days after receipt by the claimant of written notification of the denial or limitation of the claim (one hundred eighty (180) days in the event of a claim based upon Disability). The sixty (60) day requirement may be waived by the Administrative Committee in appropriate cases. A decision shall be rendered by the Administrative Committee within sixty (60) days (forty-five (45) days in the event of a claim based upon Disability) after the receipt of the request for review, provided that where special circumstances require an extension of time or processing the decision, it may be postponed with written notice to the claimant prior to the expiration of the initial sixty (60) day period (forty-five (45) day period in the event of a claim based upon Disability) for an additional sixty (60) days (forty-five (45) days in the event of a claim based upon Disability), but in no event shall the decision be rendered more than one hundred twenty (120) days (ninety (90) days in the event of a claim based upon Disability) after the receipt of such request for review. Any decision by the Administrative Committee shall be furnished to the claimant in writing and shall set forth: (i) the specific reason for the decision and the specific Plan provision on which the decision is based; (ii) the specific plan provisions or documents that the denial is based on; (iii) a statement that claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other relevant plan information; and (iv) a statement that claimant has the right to bring a civil action under Section 502(a) of ERISA.
12.8	Controlling State Law. To the extent not superseded by the laws of the United States, the laws of the State of New York shall be controlling in all matters relating to this Plan.

12.9	Severability. In case any provisions of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal and invalid provisions had never been set forth.
THE WARNACO GROUP, INC.
Executed this 3rd day of December, 2008.

By:	/s/ Jay Dubiner
Name: Jay Dubiner
Title: Senior Vice President, General Counsel and Secretary